Man Shing Increases Net Income Guidance to $8.8 Million,
or $0.18 EPS, for Fiscal Year 2011

HONG KONG, March 3, 2011 -- Man Shing Agricultural Holdings, Inc. (OTC BB: MSAH) ("Man Shing" the "Company," "we," "us," or "our"), located in the Shandong Province and one of the largest Chinese exporters of fresh ginger to Japan, the United Kingdom, and the Netherlands, today announced  net income guidance of $8.8 million, or earnings per share of $0.18 based on 50 million fully diluted shares, for the fiscal year ending June 30, 2011, up from previous guidance of $8 million for the same period.

“It is with great pleasure that we are able to announce the increase in our net income guidance for the 2011 fiscal year to $8.8 million,” stated Mr. Shili Liu, Chairman and Chief Executive Officer of Man Shing. “Over the last year it has been our priority to improve our capital structure and corporate governance including auditors, legal counsel and board of directors, while preparing ourselves for continued growth from operations both domestically and internationally.”

Mr. Shili Liu continued, “Several strategic initiatives have already been set in motion for 2011. In December we entered into an agreement to produce ginger in Japan on 70,186 square meters of land. We believe that our presence in Japan will present us with several important advantages, including a higher price point for our ginger. Additionally, due to the high quality and safety standards enforced in Japan, we anticipate increased customer confidence. We will continue to evaluate opportunities to broaden our production capabilities and markets to sell our product.”

Business Update
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Capital Structure: As a result of the cancellation of 3,358,250 preferred shares (which were convertible into a total of 33,582,500 shares of common stock), the Company’s fully diluted shares outstanding were reduced by approximately 33 million shares from approximately 72.4 million diluted shares reported immediately prior to the cancellation.  Additionally, the Company issued 10 million shares of common stock in the previously announced $4 million financing. As of February 1, 2011, Man Shing had approximately 48 million basic and 50 million fully diluted shares of common stock outstanding.

•	Corporate Governance: In October 2010, Man Shing engaged BDO Limited (“BDO”) as new principal independent auditor. In addition to BDO, Man Shing engaged Loeb & Loeb LLP as outside legal counsel.
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Board of Directors: Man Shing strengthened the Board of Directors by recruiting Mr. Xuguang Qiao and Mr. Kun Xu, who both have extensive experience within the agricultural industry. Mr. Qiao’s and Mr. Xu’s agricultural industry perspectives and extensive network will be valuable assets to Man Shing as we continue to execute on our business strategy of being a leader in producing the highest quality fresh ginger. Additionally, both Mr. Qiao and Mr. Xu have done extensive research mainly focused on the genetic makeup of ginger and garlic, as well as the safety and quality control of vegetables.

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Local Government Support / Brand & Media Awareness: During the second half of the 2010, Man Shing received positive industry and local government recognition. In early December Man Shing was awarded a top honor at an event co-sponsored by China New Village Online (www.zgxncw.cn), China New Village Management Council and Shandong Province New Village Development Selection Committee for its leadership in farming development in the Shandong Province and the Company contribution to local Anqiu community by creating jobs opportunities. Later that month members of Man Shing’s management team appeared on CCTV 7’s Science Garden show to demonstrate ginger production, storage and pest-control methods with minimal chemical usage.

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Growth Initiatives: In September 2010, Man Shing entered into a securities purchase agreement with a group of strategic investors for $4 million. The financing was completed to lease additional farmland and expand warehouse capacity. Currently Man Shing leases over 5.3 million square meters of farmland. The Company plans to lease additional farmland to further execute the strategy to become one of China's largest ginger producers and to meet the increasing demand of high quality ginger in markets such as Japan and the European Union.

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Production in Japan: In December 2010, Man Shing announced an agreement with Mr. Nagada Koumonn, a farmland owner in the town of Yinayityou within the Simane County of Japan to lease a ginger farm which sits on 70,186 square meters of land. This agreement is expected to provide Man Shing with several advantages including helping establish the Company’s international farming presence, a higher price point for our ginger, and increased customer confidence due to the high quality and safety standards enforced in Japan.

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Outlook for 2011: In 2011, Man Shing will continue its effort to improve the corporate governance and public awareness of the Company. It is the Company’s intention to focus resources on high quality ginger products and selling ginger products to customers with high food safety standards. The Company is in the process of leasing more farmland, increasing production and storage capacity and modernizing its production cycle to satisfy current customers’ demand and further expand its customer base.

About Man Shing Agricultural Holdings, Inc.
Man Shing Agricultural Holdings, Inc., through its operating subsidiary in Shandong of China, is focused on the production and processing of fresh ginger and other select vegetables such as onion and garlic. The Company produces high quality ginger which meets the requirements of the British Retail Consortium Global Food Standard. The Company focuses on customers located in countries such as Japan and the European Union which are food safety oriented. For further information about Man Shing Agricultural Holdings, Inc, please visit the Company's website at http://www.msaginger.com/

Forward Looking Statement:
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations of signing new customers and contracts, developing new products, projected revenues and earnings, and the success of new products. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Man Shing Agricultural Holdings, Inc. undertakes no obligation to update the forward-looking information contained in this press release.

Company Contact:
Man Shing Agricultural Holdings, Inc.
Mr. Shili Liu, CEO, Chairman and president
paulson@msaginger.com
Mr. Kenny Chow, CFO
kenny@msaginger.com
+86-536-464-4888
+852-2530-3122
http://www.msaginger.com/

Investor Contact:
HSC Global, an affiliate of HC International, Inc.
Alan Sheinwald, President
(914) 669-8885
Alan.Sheinwald@HSCGlobal.net
www.HSCGlobal.net